Exhibit 99.1

One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000		www.gbrx.com

For release: May 16, 2023, 6:00 a.m. EDT	Contact:	Jack Isselmann, Media Relations
Justin Roberts, Investor Relations
Ph: 503-684-7000

Greenbrier Announces Sale of Gunderson Marine to Oregon Green Manufacturing

Preserves 300 family-wage jobs on Portland’s working waterfront

Greenbrier headquarters remain in Oregon

Lake Oswego, Oregon, May 16, 2023 –The Greenbrier Companies, Inc. (NYSE: GBX) (“Greenbrier”) today announced the completed sale of its Gunderson Marine operations to Oregon Green Manufacturing, LLC (OGM). Gunderson Marine operates within a 58-acre industrial waterfront site in Portland, Oregon, which OGM has acquired. The acquisition by OGM preserves approximately 300 family-wage jobs at Gunderson.

OGM is a manufacturing business recently formed by two established, experienced Oregon manufacturers and businesspeople, Terrence (“Terry”) Aarnio and Marvin (“Dee”) Burch. Aarnio was the Chairman and majority owner of Oregon Iron Works, Inc. until its acquisition by Vigor Industrial in 2014. Burch is the President of Advanced American Construction (AAC).

OGM plans to continue operations at Gunderson Marine, the vessel fabrication business that Greenbrier resumed on Front Avenue in Northwest Portland in 1995. Vessel building had previously occurred on the site from 1947-1985. Operating from the largest side launchways on the west coast, Gunderson Marine is accessible year-round for oceangoing vessels. The location has a history of over 100 years, starting as a steel fabricator before transitioning to freight railcar and marine barge manufacturing.

The parties entered a non-competition agreement regarding Greenbrier’s core business of freight railcar-related products and services but otherwise did not disclose the terms of the transaction. Greenbrier previously announced the cessation of railcar manufacturing activity at the facility.

Lorie Tekorius, Greenbrier’s Chief Executive Officer & President, said, “The transition of Gunderson Marine and the Front Avenue site leaves us encouraged but also with a heavy heart. Greenbrier was founded in Oregon and remains an Oregon-headquartered company with operations now on three continents. We have been a steward of the Gunderson location since entering railcar manufacturing in 1985. The facility holds a special place in the life of Portland and Oregon. Ensuring the continued employment of our dedicated workforce was a priority in selecting a buyer for Gunderson Marine. We know Terry, Dee and their team share Greenbrier’s community and people-first mindset, which will be a principal focus as OGM moves forward.”

Aarnio said, “We are proud of Gunderson Marine’s history and performance and are well-positioned to grow the marine business. We look forward to making investments in product development and infrastructure enhancements. Greenbrier and OGM share the same vision. We value innovation, customer service and delivery of high-quality products.”

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Greenbrier Sells Gunderson Marine… (Cont.)	Page 2

Burch added, “Terry and I expect to expand and diversify our operations on Front Avenue. We have decades of combined experience in the industrial space, including manufacturing, construction and technology. The facility is a premier location for a range of energy efficiency and infrastructure fabrication projects supported by recently enacted federal funding which we will actively pursue. Gunderson Marine provides us with a foundation of great products, an advanced manufacturing facility and a talented team. The strength of Gunderson Marine is the professionalism and quality of the workforce and the culture that Greenbrier instilled. The potential to build on the barge business and add other business lines is unmatched at any manufacturing facility on the west coast.”

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Greenbrier designs, builds, and markets freight railcars in North America, Europe and Brazil through its wholly-owned subsidiaries and joint ventures. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America through our rail services business unit. Greenbrier owns a lease fleet of 12,300 railcars that originate primarily from Greenbrier’s manufacturing operations. As of March 31, 2023, Greenbrier manages 438,000 railcars and offers railcar management, regulatory compliance services and leasing services to railroads and other North American railcar owners. Learn more about Greenbrier at www.gbrx.com.

About Oregon Green Manufacturing

Oregon Green Manufacturing is a new industrial manufacturing venture. It was formed to operate an industrial marine vessel fabrication business and launch new manufacturing ventures within the industrial sanctuary of the Portland Harbor in NW Portland. Its co-founders are established and experienced Oregon businesspeople with broad experience in metals fabrication, marine projects, and engineering operations.

Forward-Looking Statements

This press release may contain forward-looking statements, including statements that are not purely statements of historical fact. Greenbrier uses words, and variations of words, such as “capability,” “continue,” “evolve,” “execute,” “expect,” “grow,” “keep,” “long-term,” “target,” “underway,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Such risks, uncertainties and important factors that might cause such a difference include, but are not limited to, the following: an economic downturn and economic uncertainty; inflation (including rising energy prices, interest rates, wages and other escalators) and policy reactions thereto (including actions by central banks); disruptions in the supply of materials and components used in the production of our products; the war in Ukraine and related events, and the COVID-19 pandemic, variants thereof, governmental reaction thereto, and related economic disruptions (including, among other factors, operations and supply disruptions and labor shortages). There may be other factors that may cause Greenbrier’s actual results to differ materially from the forward-looking statements, including the risks, uncertainties and factors described in more detail in Greenbrier’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Greenbrier’s most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise required by law, Greenbrier assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

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